As filed with the Securities and Exchange Commission on February 24, 2026

Registration No. 333-277582

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISTANCE NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-4332098
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2601 Telecom Parkway

Richardson, Texas 75082

Telephone: (972) 952-9700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Krista R. Bowen

Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Vistance Networks, Inc.

2601 Telecom Parkway

Richardson, Texas 75082

Telephone: (972) 952-9700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rebecca Valentino, Esq.

Alston & Bird LLP

755 Page Mill Road

Building C – Suite 200

Palo Alto, CA 94304

Telephone: (650) 838-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION

This Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-277582) (“Amendment No. 2”) of Vistance Networks, Inc. (formerly CommScope Holding Company, Inc.) (the “Company”) deregisters all securities that remain unsold under the following registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	File No. 333-277582, a registration statement filed by the Company with the SEC on March 1, 2024, and Amendment No. 1 thereto, which was filed with the SEC on March 29, 2024.

On January 9, 2026, (the “Closing Date”), the Company completed the previously announced sale of its Connectivity and Cable Solutions business segment (the “CCS Business”) to Amphenol Corporation (“Amphenol”) pursuant to the Purchase Agreement, dated as of August 3, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Amphenol acquired the CCS Business on a cash-free, debt-free basis, in exchange for approximately $10.5 billion in cash, subject to certain adjustments (the “Transaction”).

In connection with the consummation of the Transaction, on the Closing Date, 100% of the Company’s Series A Convertible Preferred Stock was redeemed by the Company and the Investment Agreement, dated as of November 8, 2018, by and among the Company and Carlyle Partners VII S1 Holdings, L.P. pursuant to which such Series A Convertible Preferred Stock was initially purchased (the “Investment Agreement”), and all rights and obligations of the parties under the Investment Agreement, were terminated.

The offering pursuant to the Registration Statement has been terminated. The registrant hereby removes from registration any of the securities registered under the Registration Statement that remain unsold as of the filing date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 24, 2026.

Vistance Networks, Inc.

By:	/s/ Charles L. Treadway
Charles L. Treadway
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signatures	Title	Date

By:	/s/ Charles L. Treadway Charles L. Treadway	President, Chief Executive Officer and Director (principal executive officer)	February 24, 2026

By:	* Kyle D. Lorentzen	Executive Vice President and Chief Financial Officer (principal financial officer)	February 24, 2026

By:	/s/ Charles A. Gilstrap Charles A. Gilstrap	Senior Vice President, Treasury, Tax and Chief Accounting Officer (principal accounting officer)	February 24, 2026

By:	* Claudius E. Watts, IV	Director and Chairman of the Board	February 24, 2026

By:	* Derrick A. Roman	Director	February 24, 2026

By:	* Joanne M. Maguire	Director	February 24, 2026

By:	* L. William Krause	Director	February 24, 2026

By:	* Thomas J. Manning	Director	February 24, 2026

By:	* Timothy T. Yates	Director	February 24, 2026

By:	* Stephen C. Gray	Director	February 24, 2026

*	By: /s/ Charles L. Treadway Charles L. Treadway Attorney-in-Fact